Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 23, 2007 included in the Amendment No. 1 to Registration Statement (Form S-1, File No. 333-145666) and related Prospectus of Precision Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

October 8, 2007